Exhibit 23.10

GUSTAVSON ASSOCIATES, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado 80228 USA

CONSENT OF EXPERT
FILED BY SEDAR AND EDGAR

February 2, 2011

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
United States Securities and Exchange Commission

Re:	Midway Gold Corp. (the "Company") filing of a Short Form Base Shelf Prospectus dated February 2, 2011 (the "Prospectus") and Registration Statement on Form S-3 (the "Registration Statement")
We refer to our report entitled "NI 43-101 Preliminary Economic Assessment of the Pan Gold Project, White Pine County, Nevada" dated July 20, 2010 (the "Report") as referenced in the Prospectus, the Registration Statement and documents incorporated by reference therein.

This letter is being filed as our consent to the use of our firm name and the Report in the Prospectus and the Registration Statement and in documents incorporated by reference therein.

We confirm that we have read the Prospectus and the Registration Statement and we have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within our knowledge as a result of the services we performed in connection with such Report.

We consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form S-3 filed on February 2, 2011, and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

GUSTAVSON ASSOCIATES, LLC

Per:	/s/ William J. Crowl
William J. Crowl, R.G.
Vice President, Mining Sector